EXHIBIT b(4d)



                       VALLEY FORGE LIFE INSURANCE COMPANY

                        WAIVER OF SURRENDER CHARGE RIDER
    NURSING HOME CONFINEMENT - TERMINAL MEDICAL CONDITION - TOTAL DISABILITY

This rider is part of the Contract and is issued in consideration of the application. The rider is subject to all terms and conditions of the Contract unless the Company states otherwise.

Waiver of Surrender Charge - The Company will waive the surrender charge upon any surrender or withdrawal if:

         1. The Owner has been confined to an eligible nursing home for a period of at least 90 consecutive days and remains confined at the time of the surrender or withdrawal; or

         2.       The Owner has a terminal medical condition; or

         3. The Owner is less than age 65, and has sustained a permanent and total disability since the Contract Effective Date.

"Confined" means confined as an inpatient. Confinement must commence while the Contract is in force and must be required by a physical or mental sickness or disease that first manifests itself while the Contract is in force, or by an accidental bodily injury sustained while the Contract is in force.

An "eligible nursing home" means an institution or special nursing unit of a hospital that meets at least one of the following requirements:

         1. The facility is approved by Medicare or Medicaid as a provider of skilled nursing care services; or

         2. The facility is licensed as a skilled nursing home or as an intermediate care facility by the state in which it is located; or

         3.       The facility meets all of the requirements listed below:

                  a. It is licensed as a nursing home facility by the state in which it is located;

                  b. Its primary function is to provide skilled, intermediate, or custodial nursing care to persons who are unable to care for themselves due to age, illness, or physical or mental infirmity;

                  c. It is engaged in providing continuous room and board accommodations to three or more persons;

                  d. It is under the supervision of a registered nurse or licensed practical nurse;

                  e.       It maintains a daily medical record of each patient;
                           and

                  f. It maintains control and records for all medications dispensed.
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A "terminal medical  condition" means a  non-correctable  medical condition that was first diagnosed by a licensed physician while the Contract is in force and that, with reasonable medical certainty, is expected to result in death within 12 months or less from the date of the diagnosis.


A "licensed physician" means a medical practitioner holding a currently effective license issued by the appropriate medical doctor licensing and accreditation board of the state where the Owner is treated, and practicing within the scope of his or her license. A licensed physician must be someone other than the Owner, the Annuitant, or a person who is related to either the Owner or the Annuitant by blood or marriage.

"Permanent and total disability" means complete inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that with reasonable medical certainty is expected to be irreversible, and that has continued for a period of at least 90 consecutive days.

To request a waiver of the Surrender Charge based on confinement in an eligible nursing home, an Owner must provide the Company with a certification signed by a licensed physician and stating that the Owner has been confined to an eligible nursing home for at least 90 consecutive days and remains so confined as of the date of the certification. The certification also must contain any other information required by the Company. The Company may require a second medical opinion by a licensed physician chosen and compensated by the Company.

To request a waiver of the Surrender Charge based on the existence of a terminal medical condition, an Owner must provide the Company with a certification signed by a licensed physician and stating that the Owner has been diagnosed with a terminal medical condition. The certification also must contain any other information required by the Company. The Company may require a second medical opinion by a licensed physician chosen and compensated by the Company.

To request a waiver of the Surrender Charge based on a total disability, an Owner must provide the Company with a certification signed by a licensed physician and stating that the Owner has been diagnosed with a totally disabling medical condition. The certification also must contain any other information required by the Company. The Company may require a second medical opinion by a licensed physician chosen and compensated by the Company.

This rider will terminate upon the earlier of the termination of the Contract or a request by an Owner, provided that the Company receives Written Notice at least 30 days prior to the date such termination is to take effect.


Signed for the Valley Forge Life Insurance Company
CNA Plaza, Chicago, Illinois  60685


______________________
Chairman of the Board